Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A

(Form Type)

Sierra Oncology, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction		Fee rate	Amount of Filing Fee
Fees to be Paid	$1,925,065,576.49	(1)(2)	0.0000927	$178,454	(3)
Fees Previously Paid	$0			$0
Total Transaction Valuation	$1,925,065,576.49
Total Fees Due for Filing				$178,454
Total Fees Previously Paid				$0
Total Fee Offsets				$0
Net Fee Due				$178,454

(1)

In accordance with Exchange Act Rule 0-11, the maximum number of securities of Sierra Oncology, Inc. (“Sierra Oncology”) to which this transaction applies is estimated, as of April 25, 2022, to be 37,864,342, which consists of (a) 24,419,349 shares of Sierra Oncology common stock outstanding as of April 25, 2022, entitled to receive consideration of $55.00 per share upon the effectiveness of the transaction; (b) 925,907 shares of Sierra Oncology common stock deemed to be issuable upon the cashless exercise of 925,925 Sierra Oncology pre-funded warrants outstanding as of April 25, 2022 entitled to receive the consideration of $55.00 per share in connection with the transaction; (c) 7,279,578 shares of Sierra Oncology common stock underlying Sierra Oncology Series A warrants outstanding as of April 25, 2022 entitled to receive $45.98 per underlying share in connection with the transaction, calculated in accordance with the terms of the Series A warrants; and (d) 5,239,490 shares of Sierra Oncology common stock underlying in-the-money Sierra Oncology stock options outstanding as of April 25, 2022 entitled to receive consideration of $55.00 per underlying share, minus any applicable exercise price, upon the effectiveness of the transaction.

(2)

In accordance with Exchange Act Rule 0-11, the proposed maximum aggregate value of the transaction estimated solely for the purposes of calculating the filing fee was calculated, as of April 25, 2022, based on the sum of (a) the product of 24,419,349 shares of Sierra Oncology common stock multiplied by the consideration of $55.00 per share; (b) the product of 925,907 shares of Sierra Oncology common stock deemed to be issuable upon the cashless exercise of the Sierra Oncology pre-funded warrants multiplied by the consideration of $55.00 per share; (c) the product of 7,279,578 shares of Sierra Oncology common stock underlying the Sierra Oncology Series A warrants multiplied by the consideration of $45.98 per underlying share; and (d) the product of 5,239,490 shares of Sierra Oncology common stock underlying in-the-money Sierra Oncology stock options multiplied by the consideration of $37.4772 per underlying share (which is the difference between the consideration of $55.00 per underlying and the weighted average exercise price of the applicable options of $17.5228).

(3)

In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, and Exchange Act Rule 0-11, the filing fee was determined as the product of the proposed maximum aggregate value of the transaction as calculated in note (2) above multiplied by 0.0000927.